EUA ENERGY INVESTMENT CORPORATION
                 INVESTMENT IN SEPARATION TECHNOLOGIES, INC.
                             THIRD QUARTER 1998

(1) As indicated in a previous filing, the Company has signed an agreement with Baltimore Gas & Electric to install up to two separators at the Brandon Shores, Maryland operating facility. Construction of these units commenced during the month of October 1998. It is anticipated to be completed by April 1998.

    The Company is continuing the necessary testing for the Florida State Department of Transportation to gain acceptance of the processed ash in highway projects. At present, the Company anticipates a late 1999 start up at the Jacksonville facility.

(2) Separation Technologies' Financial Statements through September 30, 1998.


                          SEPARATION TECHNOLOGIES, INC.
                             CONDENSED BALANCE SHEET
                                September 30, 1998
                                   (Unaudited)
                             (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Property and equipment, net                     $2,856
    Less: Accumulated depreciation                   1,705
          Total fixed Assets                         1,151
Current Assets:
    Cash and cash equivalents                        1,171
    Accounts Receivable, net                           556
    Inventories                                         47
    Prepaid Expenses and Other                           0
          Total Current Assets                       1,774
Other Assets:
    Restricted Cash                                    897
    Investment in ProAsh                               280
    Acquired Intangibles                               175
    Patents and acquired Technology                    476
          Total Other Assets                         1,828
TOTAL ASSETS                                        $4,753

                              LIABILITIES
Stockholders' Equity
    Series A Convertible Preferred                     $16
    Common Stock                                        37
    Deferred Compensation                              (45)
    Additional Paid-in-Capital                      13,945
    Deficit accumulated during development         (12,903)
          Total Stockholders' Equity                 1,050
Long Term Liabilities:
    Notes Payable to EUA Energy                      2,340
          Total Long Term Liabilities                2,340
          Total Capitalization                       3,390
Current Liabilities:
    Accounts Payable                                   139
    Notes Payable-current portion                      535
    Accrued Expenses and Deferred Revenue              689
          Total Current Liabilities                  1,363
TOTAL LIABILITIES AND EQUITY                        $4,753


                           SEPARATION TECHNOLOGIES, INC.
                            CONDENSED INCOME STATEMENT
      For the Three Months and Year to Date Period Ended September 30, 1998
                                   (Unaudited)
                             (In Thousands of Dollars)

                                   QUARTER ENDED      YTD

Revenues                                  $  899    $3,270
Cost of Revenues                             236     1,073
          Gross Profit                       663     2,197

Operating Expenses:
    Engineering, Research and Development    289       857
    Sales and Marketing Expenses              63       188
    General and Administrative Expenses      270     1,160
          Total Operating Expenses           622     2,205
Operating Income (Loss)                       41       (8)
Interest Charges                             172       315
Other Income/(Expense)                       146       141
Pre-tax Net Income (Loss)                   $ 15    ($182)


                            SEPARATION TECHNOLOGIES, INC.
                               STATEMENT OF CASH FLOWS
                For the Year to Date Period Ended September 30, 1998
                                    (Unaudited)
                             (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income (Loss)                        ($182)
    Depreciation & Amortization                        560
    Other                                               51
    Change in Current Assets and Liabilities:
        Accounts Receivable                            213
        Accounts Payable                              (217)
        Other Current Assets and Liabilities            56
    Net Operating Activities                           481

Investing Activities:
          Capital Expenditures                        (757)
          Investment in ProAsh                        (141)
          Net Investing Activities                    (898)

Financing Activities:
          Increase in Notes and Leases                 538
          Purchase of Common Stock options              11
          Net Financing Activities                     549

Net (decrease) in cash and cash equivalents            132
Cash and cash equivalents at December 31, 1997       1,042
Cash and cash equivalents at September 30, 1998      1,174